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                                                                    EXHIBIT 28.1



FOR IMMEDIATE RELEASE


                                                DATE: October 10, 1996
                                                CONTACT:  Rick L. Brown, CFO
                                                  at  (319) 369-5601

                      PERPETUAL MIDWEST FINANCIAL, INC



CEDAR RAPIDS, IOWA ------


Perpetual Midwest Financial, Inc., parent company of Perpetual Savings Bank, FSB, announced that the Corporation will pay a cash dividend of $0.075 (seven and one-half cents) per share of outstanding common stock. The dividend will be payable on November 19, 1996 to shareholders of record on October 31, 1996.

Perpetual Savings Bank, FSB serves Linn and Johnson counties through its four full service offices in Cedar Rapids and one office located in Iowa City, Iowa.

The Corporation's stock is traded on the NASDAQ National Market under the symbol "PMFI."


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